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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Annual Report (Form 10-K) of Mackie Designs Inc. of our report dated February 10, 1997 included in the 1996 Annual Report to Shareholders of Mackie Designs Inc., and we consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-98720) pertaining to the 1995 Stock Option Plan of Mackie Designs Inc.

         Our audits also included the financial statement schedule of Mackie Designs Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                        ERNST & YOUNG LLP

Seattle, Washington
March 25, 1997